UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

May 3, 2004
Date of Report (Date of earliest event reported)

Pioneer Natural Resources Company

(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

5205 N. O’Connor Blvd., Suite 900
Irving, TX 75039
(Address of principal executive office)

(972) 444-9001
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

ITEM 5. Other Events and Regulation FD Disclosure.
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
EXHIBIT INDEX
Agreement and Plan of Merger
Consulting & Non-Competition Agreement-D R Carlton
Consulting & Non-Competition Agreement-K R Collins
Non-Competition Agreement-Mark S Sexton
Press Release

ITEM 5. Other Events and Regulation FD Disclosure.

     On May 4, 2004, Pioneer Natural Resources Company (“Pioneer”) and Evergreen Resources, Inc. (“Evergreen”) announced that they had entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which BC Merger Sub, Inc. (“Merger Sub”), a newly formed wholly-owned subsidiary of Pioneer, will be merged with and into Evergreen, resulting in Evergreen becoming a wholly-owned subsidiary of Pioneer.

     Under the Merger Agreement, each holder of Evergreen common stock (“Evergreen Stockholder”) will receive a price per share of $39.00 (based on Pioneer’s last reported sale price of May 3, 2004, of $33.52 per share). Evergreen Stockholders may elect among three types of consideration (the “Merger Consideration”): (1) 1.1635 shares of common stock, $.01 par value per share, of Pioneer (“Pioneer Common Stock”); (2) $39.00 in cash; or (3) 0.58175 shares of Pioneer Common Stock and $19.50 in cash. Evergreen Stockholders who do not make an election will receive 0.58175 shares of Pioneer Common Stock and $19.50 in cash. Each share of Pioneer Common Stock also includes a right (a “Right”) to purchase one-thousandth of a share of Series A Junior Participating Preferred Stock par value $.01 per share, of Pioneer pursuant to the Rights Agreement dated as of July 20, 2001, between Pioneer and Continental Stock Transfer & Trust Company, as Rights Agent. The aggregate Merger Consideration paid to Evergreen Stockholders at the closing of the proposed merger will be 25 million shares of Pioneer Common Stock (with related Rights) and a total of $850 million in cash. Evergreen Stockholders who elect all stock consideration or all cash consideration will be subject to allocation of the stock and cash such that the aggregate amounts of stock and cash will be as set forth in the preceding sentence.

     In addition, Evergreen will seek to sell its Kansas assets before the closing date of the merger. Evergreen Stockholders will receive an additional cash payment of the greater of (1) $.35 per share (approximately $15 million) as consideration from Pioneer for the Kansas properties in the merger, or (2) the gross proceeds less transaction costs from the sale of the Kansas properties to a third party that closes before the closing date of the merger.

     In connection with the Merger Agreement, Pioneer entered into Consulting and Non-Competition Agreements with Dennis R. Carlton and Kevin R. Collins, each of whom are executive officers of Evergreen, and a Non-Competition Agreement with Mark S. Sexton, the Chairman of the Board of Directors and Chief Executive Officer of Evergreen. All three agreements will be effective upon the closing of the proposed merger and will prohibit competing against Pioneer in the Raton Basin for a period of one year after the merger. In addition, Evergreen entered into an amendment to its Shareholder Rights Agreement in order to facilitate the proposed merger.

     The proposed merger is subject to approval by the holders of a majority in interest of Evergreen’s common stock, and the issuance of Pioneer Common Stock pursuant to the Merger Agreement is subject to approval by the holders of Pioneer Common Stock. In addition, the proposed merger is subject to the listing of the shares of Pioneer Common Stock to be issued in the merger on the New York Stock Exchange, the clearance or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the satisfaction of other customary closing conditions.

     The foregoing summary is qualified in its entirety by reference to the Merger Agreement, the press release announcing the proposed merger, the Non-Competition Agreement, the Consulting and Non-Competition Agreements and the amendment to Shareholder Rights Agreement, which are attached as exhibits hereto and are incorporated herein by reference in their entirety.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

2.1	Agreement and Plan of Merger, dated May 3, 2004, among Pioneer Natural Resources Company, Evergreen Resources, Inc., and BC Merger Sub, Inc.*

99.1	Consulting and Non-Competition Agreement, dated May 3, 2004, between Pioneer Natural Resources Company and Dennis R. Carlton.*

99.2	Consulting and Non-Competition Agreement, dated May 3, 2004, between Pioneer Natural Resources Company and Kevin R. Collins.*

99.3	Non-Competition Agreement, dated May 3, 2004, between Pioneer Natural Resources Company and Mark S. Sexton.*

99.4	Press release dated May 4, 2004.*

*	Filed herewith.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY
By:	/s/ Richard P. Dealy
Richard P. Dealy
Vice President and Chief Accounting Officer

Date: May 5, 2004

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated May 3, 2004, among Pioneer Natural Resources Company, Evergreen Resources, Inc., and BC Merger Sub, Inc.

99.1	Consulting and Non-Competition Agreement, dated May 3, 2004, between Pioneer Natural Resources Company and Dennis R. Carlton.

99.2	Consulting and Non-Competition Agreement, dated May 3, 2004, between Pioneer Natural Resources Company and Kevin R. Collins.

99.3	Non-Competition Agreement, dated May 3, 2004, between Pioneer Natural Resources Company and Mark S. Sexton.

99.4	Press release dated May 4, 2004.